Exhibit 10.13

EXECUTION

Credit Suisse, New York Branch

11 Madison Avenue

New York, New York 10010

July 9, 2007

Mr. Colm Barrington

Babcock & Brown Air Limited

West Pier

Dún Laoghaire

County Dublin, Ireland

Re: Aircraft Lease Warehouse Facility Commitment Letter

Dear Colm:

This engagement letter confirms our understanding that Babcock & Brown Air Limited (“B & B Air” or the “Company”) has engaged Credit Suisse, New York Branch and its subsidiaries, affiliates, successors and assigns, as appropriate (“CS”, “us” or “our”) as sole structuring agent of an Aircraft Lease Warehouse Facility (the “Facility”) and the sole underwriter of the Class A and Class B Notes for the Facility, including the syndication of the Facility after the closing thereof, for Aircraft (as defined below) in an amount of $1.104 billion to Babcock & Brown Air Acquisition 1 Limited (the “Borrower”). The proceeds of revolving notes issued by the Borrower will be used to provide financing for a portfolio of commercial aircraft, their respective leases and certain other related reserves and deposits, if any, held by the Borrower (the “Collateral” or the “Aircraft”) originated by the Company. CS proposes to arrange the Facility on the terms and conditions set forth in the Aircraft Lease Warehouse Facility Summary Term Sheet dated June 30, 2007 (the “Aircraft Lease Warehouse Facility Summary Term Sheet”) a copy of which is attached hereto. Unless otherwise defined, all capitalized terms herein shall have the meaning provided in the Aircraft Lease Warehouse Facility Summary Term Sheet.

The agreement by CS to provide the Facility will be subject to (a) after the date hereof, no occurrence of any material adverse change in or affecting the Company’s or the Borrower’s business or financial condition; (b) our not being aware, after the date hereof, of any information or other matter which in our judgment is inconsistent in a material and adverse manner with any information or other material disclosed to us prior to the date hereof; (c) no occurrence of a material disruption of or material adverse change in financial, banking or capital market conditions that, in our reasonable judgment, could materially impair the funding or syndication of the Facility; (d) our review and reasonable satisfaction with the terms of the documentation governing the Facility except as otherwise

Mr. Colm Barrington
July 9, 2007

agreed in the Aircraft Lease Warehouse Facility Summary Term Sheet; (e) the satisfactory completion of CS’s due diligence of the Borrower and any other parties involved with the Facility; (f) the negotiation, execution and delivery on or before September 15, 2007 of definitive documentation with respect to the Facility satisfactory to CS, and (i) the other conditions set forth in the Aircraft Lease Warehouse Facility Term Sheet.

1. Information. The Company will furnish CS with all financial and other information concerning the Company as CS deems appropriate in connection with the performance of the services contemplated by this engagement and in that connection will provide CS with access to the Company’s officers, directors, employees, accountants, counsel and other representatives. The Company acknowledges and confirms that CS (i) will use and rely solely on such information and on information available from generally recognized public sources in the performance of the services contemplated by this engagement without assuming any responsibility for independent investigation or verification thereof, (ii) assumes no responsibility for the accuracy or completeness of such information or any other information regarding the Company and (iii) will not make any appraisal of any assets of the Company.

The Company represents and warrants and covenants that all information (the “Company Information”) which has been or is hereafter made available to CS by the Company or any of the Company’s representatives in connection with the Facility contemplated hereby, taken as a whole and as supplemented from time to time, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made. The Company authorizes CS to provide the Company Information to any actual or prospective lender or participant in the Facility (each, a “Lender”).

2. Matters Relating to Engagement. The Company acknowledges that CS has been retained solely to provide the services set forth in this engagement letter. In rendering such services, CS shall act as an independent contractor, and any duties of CS arising out of its engagement hereunder shall be owed solely to the Company and the Borrower. In connection with any offering of securities, the Company acknowledges that CS is engaged in securities trading and brokerage activities, as well as the provision of investment banking and financial advisory services. In the ordinary course of trading and brokerage activities, CS and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of entities that may be involved in the transactions contemplated hereby.

3. Fees and Expenses. As compensation for the services of CS hereunder:

The Company shall pay CS, at the closing of the proposed Transaction, a structuring fee. The amount of such fee shall be detailed within a fee letter and negotiated as part of the underlying documentation for the Facility. The Company shall pay promptly upon request, the reasonable out-of-pocket costs and expenses (including without limitation, the

Mr. Colm Barrington
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fees and expenses of counsel to CS and CS’s other out-of-pocket expenses) arising in connection with the preparation, execution, and delivery of this engagement letter and the activities described herein, and the definitive financing agreements and the related agreements, whether or not the transaction described in the first paragraph closes.

4. Use of Name. The Company agrees that any references to CS or any of its affiliates made in connection with any Facility in any publicly distributed writing are subject to CS’s prior approval. CS agrees that any references to the Company or any of its affiliates made in connection with any Facility in any publicly distributed writing are subject to the Company’s prior approval.

5. Additional Services. The Company further understands that if CS is asked to act for the Company in any other formal additional capacity relating to this engagement but not specifically addressed in this engagement letter, such activities shall constitute separate engagements and the terms of any such additional engagements will be embodied in one or more separate written agreements containing terms and conditions to be mutually agreed upon including without limitation appropriate indemnification provisions. The indemnity provisions in the Indemnification Letter shall apply to any such additional engagements, unless superseded by an indemnity provision set forth in a separate agreement applicable to any such additional engagements.

6. Indemnification. Since CS will be acting on behalf of the Company in connection with its engagement hereunder, the Company has entered into a separate letter agreement (the “Indemnification Letter”) set forth in Annex A hereto, dated the date hereof, providing for the indemnification by the Company of CS and certain related persons and entities. The Indemnification Letter will survive any termination or expiration of this engagement letter and the closing of the Facility.

7. Termination. This engagement will terminate on December 31, 2007 if the Facility contemplated herein has not closed on or before that date.

Upon the termination of this Agreement, CS will be entitled to prompt reimbursement for any legal or Facility related expenses as described above. The Company further agrees that it will not enter into any financing transaction described in this engagement letter unless, prior to or simultaneously with such transaction, adequate provision is made with respect to the payment of all amounts payable to CS hereunder.

8. General. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. This Agreement may not be amended or modified except by a writing executed by each of the parties hereto. Paragraph headings herein are for convenience only and are not a part of this Agreement. This Agreement is solely for the benefit of the Company and CS and no other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement may not be assigned by either party without prior written consent of the other party.

Mr. Colm Barrington
July 9, 2007

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE COURT OF COMPETENT JURISDICTION IN NEW YORK, NEW YORK OR IN ANY FEDERAL COURT OF COMPETENT JURISDICTION IN THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH SUCH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT (SUBJECT TO ANY RIGHT OF APPEAL TO A HIGHER COURT).

EACH OF US HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE ACTIONS OF THE UNDERSIGNED IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF. WITH RESPECT TO ANY PROCEEDINGS FILED IN CALIFORNIA IF THE ABOVE JURY TRIAL WAIVER IS UNENFORCEABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES THAT ALL DISPUTES BE RESOLVED BY A JUDICIAL REFERENCE PROCEEDING PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 AND THAT THE REFEREE IS EMPOWERED TO HEAR AND RESOLVE ANY OR ALL ISSUES IN THE PROCEEDING, WHETHER OF FACT OR LAW.

If any term, provision, covenant or restriction in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. B & B Air and CS shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions.

This engagement letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this engagement letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Mr. Colm Barrington
July 9, 2007

Please confirm that the foregoing is in accordance with B & B Air’s understanding by signing this letter of agreement and returning it to CS. The letter signed by you shall constitute a binding agreement between the parties hereto as of the date first above written.

Very truly yours,

CREDIT SUISSE, NEW YORK BRANCH
By:
Name:
Title:

By:
Name:
Title:

Mr. Colm Barrington
July 9, 2007

Accepted and agreed as
of the date first written above:

BABCOCK & BROWN AIR LIMITED
By:
Name:	Colm Barrington

Mr. Colm Barrington
July 9, 2007

ANNEX A

In further consideration of the engagement by Babcock & Brown Air Limited (the “Company”) of Credit Suisse Securities (USA) LLC (“CS”) to act in the capacity described in our commitment letter dated the date hereof (the “Agreement”), the Company agrees to indemnify and hold CS and its affiliates, and the respective directors, officers, agents and employees of CS and its affiliates and each other entity or person, if any, controlling CS or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended or Section 20 of the Securities Exchange Act of 1934, as amended (CS and each such entity or person being collectively referred to as an “Indemnified Party”) from and against any losses, claims, damages or liabilities (or actions in respect thereof) (i) arising out of or in connection with the Agreement and the Facility (terms used herein but not defined shall have the meaning set forth in the Agreement) or any other matter contemplated by the Agreement, (ii) arising out of, based upon or in connection with any breach by the Company of any representation or warranty or failure to comply with any of the agreements of the Company set forth in the Agreement and any other agreement to be entered into by and the Company and CS with respect to the Facility or (iii) arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in any materials approved by the Company and delivered to prospective lenders in connection with the Facility, including in each case any amendments or supplements thereto and including but not limited to any documents deemed to be incorporated in any such document by reference (the “Offering Materials”), or arising out of or based upon any omission or alleged omission to state in the Offering Materials a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, other than a misstatement or omission in information provided by CS about CS for inclusion in the Offering Materials.

The Company will reimburse any Indemnified Party for all reasonable out-of-pocket expenses (including, without limitation, reasonable fees and disbursements of counsel incurred by such Indemnified Party in connection with investigating, preparing for or defending any such action or claim, whether in connection with pending or threatened litigation to which the Indemnified Party is a party), in each case, as such expenses are incurred or paid. With respect to the preceding paragraph, the Company will not, however, be responsible for any losses, claims, damages or liabilities (or expenses related thereto) incurred by any Indemnified Party that are finally judicially determined by a court of competent jurisdiction to have resulted directly from the willful misconduct or gross negligence of any Indemnified Party.

In case any proceeding (including any governmental investigation) shall be instituted involving any Indemnified Party, such Indemnified Party shall promptly notify the Company in writing and the Company shall have the right, exercisable by giving written notice to the Indemnified Party within 30 days of receipt of written notice for the Indemnified Party of such proceeding, to retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Company may designate in such proceeding and shall pay the reasonable fees and disbursements of such

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July 9, 2007

counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Company and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the Company or the Indemnified Party has been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Company shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnified Parties, and that all such reasonable fees and expenses shall be reimbursed as they are incurred and paid. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by CS and acceptable to the Company (which consent shall not be unreasonably withheld).

The Company will not, without CS’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such action, claim, suit, investigation or proceeding. The Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person, without such Indemnified Person’s prior written consent. No Indemnified Person seeking indemnification, reimbursement or contribution under this Annex A will, without the Company’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to herein.

If the indemnification provided for in the second paragraph of this Annex A is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to therein, then the indemnifying party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and CS, on the other hand, from the Facility or (ii) if the allocation provided by clause (i) above is not permitted by law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and of CS, as well as any other relevant equitable considerations. The relative benefits received by the Company, on one hand, and CS, on the other hand, shall be deemed to be in the same respective proportions as the proceeds received or proposed to be received by the Company from the Facility (before deducting expenses) bear to the total placement fees received or proposed to be received by CS pursuant to the Facility. The relative fault of the Company and the Borrower, on the one hand, and CS, on the other hand, (i) in the case of any untrue or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact, shall be determined by reference to, among other things, whether such statement or omission relates to information supplied by the Company or CS

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July 9, 2007

and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, and (ii) in the case of any other action or omission shall be determined by reference to, among other things, whether such action or omission was taken by the Company or by CS and the parties’ relative intent, knowledge, access to information and opportunity to prevent such action or omission.

The Company and CS agree that it would not be just and equitable if contribution pursuant to this Annex A were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to limitations set forth above, any legal or other expenses incurred in connection with investigating or defending any such action or claim. Notwithstanding any of the provisions of this Annex A, in no event shall the aggregate contribution by all Indemnified Parties to the amount paid or payable exceed the aggregate amount of fees actually received by CS under the Agreement or in connection with the Facility.

The Company’s obligations hereunder shall be in addition to any rights that any Indemnified Party may have at common law or otherwise. The Company acknowledges that, in connection with the CS Mandate, CS is acting as an independent contractor and not in any other capacity with duties owing solely to the Company.

THIS ANNEX A AND ANY OTHER AGREEMENTS RELATING TO THE CS MANDATE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). All judicial proceedings brought against any party hereto arising out of or relating to Annex A may be brought in any state court of competent jurisdiction in New York, New York or in any federal court of competent jurisdiction in the Southern District of New York, and by execution of and delivery of Annex A each such part accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens and irrevocably agrees to be bound by any judgment rendered thereby in connection with this engagement letter (subject to any right of appeal to a higher court). Notwithstanding the foregoing, solely for purposes of enforcing the Company’s obligations hereunder, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim subject to this Annex A is brought by or against any Indemnified Party.

Each of the parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Annex A, or the actions of the undersigned in the negotiation, performance or enforcement hereof.

The provisions of this Annex A shall apply to the Agreement (including related activities prior to the date hereof) and any modification thereof and shall remain in full

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July 9, 2007

force and effect regardless of the completion or termination of the Agreement. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Mr. Colm Barrington
July 9, 2007

Please confirm that the foregoing is in accordance with the Company’s understanding by signing this letter of agreement and returning it to CS. The letter signed by you shall constitute a binding agreement between the parties hereto as of the date first above written.

BABCOCK & BROWN AIR LIMITED		CREDIT SUISSE, NEW YORK BRANCH
By:		By:
	Name: Colm Barrington		Name:
Title:

By:
Name:
Title:

AIRCRAFT WAREHOUSE FACILITY

SUMMARY TERM SHEET
JUNE 2007
FINAL

June 30, 2007

Summary Term Sheet

Indicative Summary of Terms and Conditions

Credit Suisse Securities (USA) LLC or one of its affiliates (“CS”), is pleased to provide this summary term sheet (the “Term Sheet”) solely for discussion purposes. The Term Sheet does not present all of the terms, conditions, covenants, representations, warranties and other provisions which will be contained in the definitive legal documentation for the transactions contemplated thereby. Those matters that are not covered or made clear in this Term Sheet are subject to mutual agreement of the parties. Documentation will include, in addition to the provisions outlined in this Term Sheet and the provisions that are customary and appropriate for this type of transaction, any other documentation which is mutually acceptable to the parties. In addition, the effectiveness of the Facility (as defined herein) will be subject to, among other things, final credit approval, documents, filings, and opinions acceptable to counsel and the execution of mutually acceptable definitive documentation.

Executive Summary:

Babcock & Brown Air Limited (“B & B Air”) has requested that CS structure and underwrite a warehouse facility (the “Facility” or the “Loan”) to finance commercial aircraft (the “Aircraft”) acquired by Babcock & Brown Air Acquisition 1 Limited (the “Borrower”), a special-purpose bankruptcy-remote entity established by B & B Air. The Facility will be comprised of two Classes of loans each ranking senior to the other in alphanumeric order (the “Class A Loans” and the “Class B Loans”, collectively, the “Loans”) and Equity (the “Equity”) under a Warehouse Loan Agreement (the “Warehouse Agreement”). Each Aircraft will be owned by a separate special purpose subsidiary of the Borrower (each, an “Aircraft Owning Subsidiary”). The Aircraft will be leased to lessees by the Aircraft Owning Subsidiaries, or if a treaty would provide more favorable tax treatment if a head lease/sublease structure was used, may be leased by an Aircraft Owning Subsidiary through another special purpose, direct or indirect subsidiary of the Borrower (together with the Aircraft Owning Subsidiaries, “Aircraft Subsidiaries”). The Loans shall be secured by the membership interest of the Borrower, each Aircraft Subsidiary, Aircraft (but no Aircraft will be subject to a “mortgage” and security interests in Aircraft will not be required to be registered or perfected), leases of Aircraft, Aircraft purchase agreements, assignments of insurance proceeds, certain deposit and trust accounts, certain cash collateral, maintenance reserves and other deposits (the “Collateral”). CS will act as Agent for the Facility and a syndicate of financial institutions selected by CS shall be the Lenders.

Borrower:	Babcock & Brown Air Acquisition I Limited, a special-purpose bankruptcy-remote entity. The equity interests of the Borrower will be held (directly or indirectly) by B & B Air and/or its affiliates.

Servicer:	Babcock & Brown Aircraft Management LLC (“BBAM”) and its delegates,; provided that BBAM shall remain liable for any responsibilities delegated.

Agent:	CS.

Lenders:	A syndicate of financial institutions selected by CS. Lenders may designate

June 30, 2007

commercial paper conduits administered by them to make advances under the Facility.

Facility Closing Date:	August 2007

Facility:	A warehouse lending facility with respect to the Collateral.

Structure:	The aggregate amount available under the Facility is initially expected to be comprised as follows:

Debt	Amount
Class A	$920,000,000
Class B	184,000,000

Total	$1,104,000,000

Equity	Amount
Initial Cash Reserve	$16,000,000
Fixed Equity Acquisition Contributions	96,000,000

Total	$112,000,000

Collateral Eligibility:

The Agent and the Borrower shall agree to a detailed list of Collateral eligibility criteria to be set forth in the final transaction documentation. The Borrower will only acquire Aircraft so as not to breach the criteria set forth in the final transaction documentation. Funding of any advance with respect to any Aircraft is subject to the prior approval of the Agent.

Approved Aircraft Types:

The Agent and the Borrower shall agree to a predetermined list of Approved Aircraft Types to be set forth in the final transaction documentation. Those aircraft types designated as Approved Aircraft can be contributed to the Facility with the consent of the Agent, subject to the collateral eligibility criteria set forth in the final transaction documentation. Advances against aircraft types not designated as Approved Aircraft Types require the approval of 66 2/3% of the Class A Lenders and 66 2/3% of the Class B Lenders as measured by their combined loan and unfunded allocation amounts.

Maximum Credit:

Up to an aggregate outstanding amount of up to $1,104 million (the “Maximum Facility Amount”), comprised of the Class A Loans, the Class B Loans and the Equity, each ranking junior to the other in alphanumeric order. Upon request by the Borrower and consent of the Agent, and for any increase of the Maximum Facility Amount to an amount greater than $1,104 million, 66 2/3% of the Lenders, such amount may be increased pro rata among all Loans and will be contingent on an additional pro rata Fixed Equity Acquisition Contribution. No Lender, however, is required to increase its allocation or be assigned a new allocation without such

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Lender’s consent.
Availability Period:

The Maximum Facility Amount shall be available for advances to the Borrower for a period of 24 months from the Facility Closing Date. This Availability Period may be extended for additional time periods (the “Extended Availability Period”) by written agreement among the Borrower, the Agent and each Lender. No Lender, however, is required to extend the Availability Period with respect to its loans without such Lender’s consent.

Interim Repayment Dates:

Amounts borrowed must be repaid in 4 quarterly installments commencing on the 36th Settlement Date after the end of the Availability Period or, if applicable, any Extended Availability Period (each an “Interim Repayment Date”). The amount repaid on or prior to each of the 4 Interim Repayment Dates shall be equal to or greater than 25%, 50%, 75% and 100%, respectively, of the amount outstanding under the Facility as of the end of the Availability Period (each an “Interim Repayment Amount”).

Expected Maturity Date:	At the end of the Availability Period.
Legal Final Maturity Date:

The Agent, at the request of lenders consisting of no less than 66 2/3% of the aggregate dollar amount of outstanding Class A and Class B Loans and unfunded allocations combined, may extend the date for any payment due on any Interim Repayment Date, provided, however, that no such extension may extend the Final Interim Repayment Date for more than 24 months beyond the date initially provided unless the consent of all Lenders is obtained. In the event that the final Interim Repayment Date is extended more than 24 months beyond the date originally provided, the Lenders of the most senior class shall be the controlling party for all classes of Loans. In no event shall the final Interim Repayment Date be extended such that the term of the loan exceeds 30 years.

Purchase Price:

The sum of (a) the cash purchase price paid by the applicable Aircraft Owning Subsidiary (or by the Borrower in the case of the acquisition of an Aircraft Owning Subsidiary), net of any amounts to be paid or transferred by the seller to the purchaser in connection therewith, plus (b) the amount of any cash security deposit or cash maintenance reserve balance under the applicable Lease at the time of such acquisition, plus (c) the amount of any lessor maintenance contribution obligation not included in the cash maintenance reserve balance, plus (d) the amount of any rent previously paid by the applicable Lessee as of the date of such acquisition and amounts agreed by the Agent to be held in the rent account to be applied during any rent holiday permitted under the applicable lease for periods after the date of such acquisition to the extent those amounts were either payable by the seller to the applicable Aircraft Owning Subsidiary or were otherwise deducted from the amount the applicable Aircraft Owning Subsidiary paid to the seller.

Advance Amount:

The Lenders will advance the lesser of: (A) 100% of the Purchase Price (as defined herein) paid by the relevant Aircraft Owning Subsidiary and (B) an amount, when added to the then outstanding Loans will not result in the aggregate outstanding Class A and Class B Loans exceeding the sum of: (x) 85.0% of the Aircraft Value (as defined below) of all Aircraft plus (y) 50.0% of the maintenance reserves paid to the depositary in respect of all Aircraft and (C) the Maximum Facility Amount.

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The advances will be funded first by the Fixed Equity Acquisition Contributions, then by Class B Loans and lastly by Class A Loans, so that, upon full utilization of the Facility, $184 million funded within the Facility is represented by Class B Loans, $96 million is represented by the Fixed Equity Acquisition Contributions and the balance is represented by Class A Loans.

Physical Inspection:

Each aircraft to be funded under the Facility will have undergone a full physical inspection completed by a qualified third party firm mutually acceptable to the Agent and the Borrower. Such inspections shall be performed annually commencing at the end of the Availability Period and may be performed upon a Facility Event of Default, subject to the terms of the Lease; provided, however, that in no event shall physical inspection reports be provided more than twice annually on each aircraft.

Appraisers:	Three pre-selected appraisal firms, each certified by ISTAT and mutually acceptable to the Agent and the Borrower.
Aircraft Value:

Aircraft Value (“AV”) will be determined by the average of the three desktop appraisals to be provided by the Appraisers to the Agent and the Borrower. The individual appraisals will rely upon “Base Values” as defined by ISTAT, adjusted for current physical condition, based on the relevant physical inspection report.

The AV of the aggregate funded aircraft will be updated by the Appraisers from time to time and under certain circumstances as to be determined by the Agent and the Borrower in the final documentation. Such updated appraisals shall be based on the aircraft’s condition as reflected in the most recent physical inspection or other relevant maintenance records to the extent applicable and available.

Borrowing Base:

At any time of determination, the sum of: (x) 85.0% of the updated aggregate AV of the Aircraft plus (y) 50.0% of the aggregate maintenance reserves in respect of the Aircraft at such time plus (z) the aggregate amounts deposited in the Cash Collateral Account (excluding maintenance reserves and security deposits) held by the depository at such time.

If the aggregate outstanding principal amount of the Class A and Class B Loans exceeds the Borrowing Base (a “Collateral Deficiency”), the Borrower shall, by the third succeeding Settlement Date, either (A) pay the amount of the Collateral Deficiency or (B) pledge additional collateral to cure the Collateral Deficiency.

Settlement Date:	The 15th calendar day of each month and if such day is not a Business Day, then the first Business Day following such 15th calendar day.
Calculation Date:	With respect to any Settlement Date, the last day of the calendar month preceding such Settlement Date.
Measuring Period:	For any Settlement Date, the period from the second preceding Calculation Date to the then most recent Calculation Date.
Interest Period:	The period from each applicable date of funding to the immediately

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succeeding Settlement Date and, thereafter, the period from the last day of the immediately preceding Interest Period to (but excluding) the next succeeding Settlement Date.
Margins:	Facility Margin	250 bps
	Class A Margin	125 bps
	Class B Margin	400 bps
	Equity Margin	See calculation of Equity Margin located in Schedule A hereto.
Unutilized Fee:

To the Class A Lenders, an amount due on each Settlement Date to the extent there are sufficient funds available through the waterfall and equal to 30 bps against any undrawn allocation extended by the Class A Lenders on Class A Loans and not utilized by the Borrower, commencing on the closing date. To the Class B Lenders, an amount due on each Settlement Date to the extent there are sufficient funds available through the waterfall and equal to 30 bps against any undrawn allocation extended by the Class B Lenders on Class B Loans and not utilized by the Borrower, commencing 6 months after the closing date.

Interest Rate:

Interest shall accrue and be payable in arrears on each Settlement Date and on the Maturity Date, calculated for the actual number of days elapsed during the Interest Period and assuming a year consisting of 360 days. The Interest Rate shall be based upon 1 Month LIBOR plus the applicable Margin.

Aggregated Additional Interest:

(a) With respect to each Interest Period from the first Interim Repayment Date to the second Interim Repayment Date, the Class A Margin and Class B Margin will increase 25 bps, (b) with respect to each Interest Period from the second Interim Repayment Date to the third Interim Repayment Date, the Class A Margin and the Class B Margin will increase 50 bps, (c) with respect to each Interest Period from the third Interim Repayment Date to the fourth Interim Repayment Date, the Class A Margin and the Class B Margin will increase 75 bps, (d) with respect to each Interest Period from the fourth Interim Repayment Date to the twenty-fourth month after the first Interim Repayment Date, the Class A Margin and the Class B Margin will increase 100 bps, (e) with respect to each Interest Period from the twenty-fourth month after the first Interim Repayment Date to the thirty-sixth month after the first Interim Repayment Date, the Class A Margin will increase 200 bps and the Class B Margin will increase 300 bps and (f) with respect to each Interest Period from and after the thirty-sixth month after the first Interim Repayment Date, the Class A Margin will increase 250 bps and the Class B Loans will increase 400 bps (collectively, the “Interim Repayment Date Margin Increase”).

Default Margins:	For Class A and Class B Loans, 100 bps. This Default Margin shall be incremental to the applicable Margins.
Aggregated Default Interest Rate:	For any day during any Interest Period, the sum of the 1 Month LIBOR for such Interest Period plus 350 basis points. The Aggregated Default Margin

5	June 30, 2007

shall be incremental to the applicable Margins.
Aggregated Default Interest:

At any time during which an Event of Default (but not a Servicer Replacement Event unless an Event of Default is also continuing) has occurred and is continuing, Class A and Class B Loans shall bear additional interest on the outstanding principal amount at a rate per annum equal to the Default Margin and such accrued additional interest, together with any additional interest which has accrued due to any Interim Repayment Date Margin Increases, shall be aggregated on the last day of the Interest Period (all such aggregated additional interest, the “Aggregated Default Interest”). Such accrued interest shall be aggregated on the last day of the Interest Period along with the Aggregated Default Interest and shall be deemed total “Aggregated Default Interest” upon such aggregation. Aggregated Default Interest and the interest thereon shall be payable in arrears on the date on which the aggregate principal amount of the Loans have been paid in full.

Required Principal Payment:

On each Settlement Date beginning on the first Settlement Date to occur following the earlier of (A) the six (6) month anniversary of the date upon which the Facility utilization rate exceeds the Threshold Utilization Rate, and (B) the end of the Availability Period, and in accordance with the Cash Flow Waterfall (as defined herein), all amounts collected (excluding, so long as no Event of Default has occurred and is continuing, maintenance reserves and security deposits) in excess of the required interest expense, management fees, permitted expenses and Cash Collateral top-up amounts, if any, will be used to amortize the Loan.

All securitization proceeds or any Prepayments (voluntary or otherwise) will be used to pay down the Loan in accordance with the Cash Flow Waterfall and as specified herein.

Maintenance Reserves & Security Deposits:

Any maintenance reserves related to an Aircraft will be retained in the Reserves Account and any security deposits related to an Aircraft will be retained in the Deposit Accounts, in each case, for the benefit of the Lenders. Upon receipt by the Agent of an officer’s certificate from the Servicer that maintenance has been performed by a lessee and expenses incurred in connection therewith are reimbursable, the Servicer may draw from the Reserves Account to reimburse such lessee for such reimbursable expenses an amount not to exceed the amount of such reimbursable expenses. During the term of this Facility, the Agent will have control over the release of funds from any separate accounts, provided, however, that all balances related to maintenance reserves and security deposits will be handled and dispensed in accordance with the terms of the related lease.

Base Rent:

The revenues associated solely with the basic rent payment due under each lease without regard for security deposits, maintenance reserves, additional collateral or any other payment made by a lessee other than in regards to basic rent.

Servicer Advances:	On or prior to each Settlement Date, the Servicer may make advances in its discretion in respect of unpaid (or unpaid in full) Base Rent or maintenance reserves.
Cash Collateral Account:	The Borrower shall establish and maintain a Cash Collateral Account for the benefit of the Lenders. Amounts in the Cash Collateral Account (“Cash

6	June 30, 2007

Collateral”) shall not be less than the sum of (i) $16,000,000, plus (ii) 10% of the aggregate Base Rent actually collected during the Measuring Period related to such Settlement Date and each prior Settlement Date, plus (iii) 10% of the aggregate amount of security deposits related to each Lessee applied to cover Monthly Rent of such Lessee during the Measuring Period relating to such Settlement Date and each prior Settlement Date, minus (iv) any Cash Collateral released in accordance with sales of aircraft or payments required to be made to a lessee under the terms of its lease (the “Cash Collateral Target Amount”).

An amount equal to $16,000,000 plus maintenance reserves of all Aircraft funded on the first funding date will be deposited in the Cash Collateral Account on or before the date of the first advance under the Facility. The Cash Collateral Account Target Balance (excluding maintenance reserves of all Aircraft) will be no greater than the greater of (x) 5% of the Maximum Facility Amount and (y) $16 million.

Sources of Payments on Loans:

Payments of interest and principal on each Class of Loans will be made on each Settlement Date to holders of each Class of Loans on such Settlement Date, but only to the extent of amounts on deposit in the collection account and, at the Agent’s discretion, the Cash Collateral Accounts on such Settlement Date (net of expenses then due and payable, and other amounts set forth under the applicable Cash Flow Waterfall) (the “Available Collections”).

Cash Flow Waterfall:	Distributions of available collections will be made monthly on each Settlement Date and on the Legal Final Maturity Date in accordance with the following priority:
first, to the payment of any fees or expenses other than the fees and expenses described below;

second, if a lessee has paid any amounts into Concentration Accounts to reimburse the Servicer for obligations of such lessee paid on behalf of the Servicer, to the Servicer, an amount equal to such amount paid;

third, to an aircraft expense account for payment of all aircraft expenses anticipated to be incurred in the one month period following the applicable Settlement Date and to such account an amount that the Servicer deems prudent to establish a reserve for expected future expenses on the Aircraft;

fourth, ratably to the Servicer, an amount equal to due an owing Servicer fees;
fifth, ratably to the payment of accrued and unpaid Class A interest (except for Aggregated Default Interest and accrued and unpaid interest thereon), and any derivatives obligations;
sixth, ratably to the payment of accrued and unpaid Class B interest (except for Aggregated Default Interest and accrued and unpaid interest thereon);

seventh, ratably to B&B Air the payment of accrued and unpaid Equity Distributions (calculated as a return on the balance of Fixed Equity Acquisition Contributions at an annual rate of LIBOR plus the Equity Margin);

7	June 30, 2007

eighth, to the Servicer, for the repayment of any Servicer Advances advanced during the previous Measuring Period;
ninth, to the payment of the Unutilized Fee on the Class A Loans;

tenth, deposit to the Cash Collateral Accounts the positive difference (if any) between (A) the Cash Collateral Target Amount minus (B) the Cash Collateral, in each case as determined on the immediately preceding Calculation Date;

eleventh, beginning on the first Settlement Date to occur following the earlier of (A) the six (6) month anniversary of the date upon which the Facility utilization rate exceeds the Threshold Utilization Rate, and (B) the end of the Availability Period to the payment of the unpaid principal amount of the Class A Loans;

twelfth, beginning on the first Settlement Date to occur following the earlier of (A) the six (6) month anniversary of the date upon which the Facility utilization rate exceeds the Threshold Utilization Rate, and (B) the end of the Availability Period to the payment of the unpaid principal amount of the Class B Loans;

thirteenth, to the payment of any Aggregate Default Interest and Aggregate Additional Interest due to Class A Lenders;
fourteenth, to the payment of any Aggregate Default Interest and Aggregate Additional Interest due to Class B Lenders;

fifteenth, beginning on the first Settlement Date to occur following the earlier of (A) the six (6) month anniversary of the date upon which the Facility utilization rate exceeds the Threshold Utilization Rate and (B) the end of the Availability Period to the payment to B&B Air a return of the Fixed Equity Acquisition Contributions;

sixteenth, to the payment in full of all other obligations owed by the Borrower; and
seventeenth, any remaining balance shall be payable at the direction of the Borrower.
Servicer’s Fees:

BBAM, as Servicer, shall be entitled to receive a monthly management fee equal to $20,000 plus 3.5% of the aggregate Base Rent actually collected for the respective period to the extent funds are available to pay such fee as dictated by the applicable Cash Flow Waterfall.

Sales Fee:

BBAM, as Servicer, shall be entitled to receive a sales fee equal to 1.5% of the cash proceeds collected related to the Sale of any Aircraft; provided however, no Sales Fee will be payable related to a securitization or other refinancing of the facility.

Prepayment Right:	The Borrower may elect to prepay any portion of the Facility at any time subject to the Borrowing Base maintenance requirements, where applicable.
Prepayments:

Voluntary prepayments and mandatory prepayments of the Loans as a consequence of securitization, casualties, Aircraft sales and similar events will be in an amount equal to the Prepayment Amount (as defined below).

8	June 30, 2007

and will, in the absence of Defaults, Events of Default or Servicer Events of Default, be applied (after payment of interest and expenses) to the payment of unpaid principal of the then most senior outstanding Class of Loans.

Prepayment Amount:

With respect to any Aircraft,

(a) at any time after the Availability Period or upon the occurrence and during the continuation of a Default, an Event of Default or Servicer Replacement Event, an amount equal to all proceeds from sales of Aircraft and all insurance and all other proceeds received with respect to any event of total loss of the Aircraft, and

(b) at any other time, an amount equal to the product of (A) the Allocable Percentage applicable to such Aircraft times (B) the aggregate outstanding principal amount of the Loans immediately prior to such payment;

provided that if the payment of such amount together with any related event of loss or any release of Aircraft and maintenance reserves pursuant to any provision hereof would result in a Collateral Deficiency, such Prepayment Amount shall be increased to the extent required to prevent such Collateral Deficiency from occurring.

The “Allocable Percentage” applicable to any Aircraft is equal to the quotient of (A) the sum of (1) the most recent Aircraft Value of such Aircraft plus (2) 50% of the maintenance reserves then held in respect to such Aircraft divided by (B) the sum of (1) the most recent aggregate Aircraft Value of all Portfolio Aircraft plus (2) 50% of the aggregate maintenance reserves held for all Portfolio Aircraft.

Security Interest:

To secure the payment and performance of all obligations under the Warehouse Agreement, the Borrower and the Aircraft Owning Subsidiaries will grant to the Agent, for the benefit of the Lenders, a first priority security interest in substantially all assets of the Borrower and the Aircraft Owning Subsidiaries, including the following Collateral:

a)   the Aircraft (provided that there will be no “mortgages” on the Aircraft and security interests in the Aircraft will not be required to be registered or perfected);

b)   the underlying leases and all Aircraft purchase agreements;

c)   the shares of the Borrower and each Aircraft-Owning Subsidiary;

d)   the collection accounts and all other accounts;

e)   any insurance proceeds resulting from a loss, condemnation, etc. of the Aircraft;

f)    the Administrative Agreement with the Servicer; and

g)   all proceeds of the foregoing.

The transaction documentation will contain standard provisions regarding excluded property.

Release of Cash Collateral:	Upon payment by the Borrower of the Prepayment Amount on a Settlement Date for an Aircraft, if no Default or Event of Default shall be continuing and

9	June 30, 2007

the First Interim Repayment Date shall not have occurred, the Agent shall release an amount of Cash Collateral for such Aircraft equal to the amount that the then aggregate balance of the Cash Collateral Account exceeds the Cash Collateral Target Amount, taking into account the release of the applicable Aircraft.

Documentation:	Warehouse Agreement, Security Agreement, Depository Agreement, Administrative Agreement and other related documents including, but not limited to, assignments of leases and lessee consents.
Expenses:

The reasonable fees associated with the Agent’s counsel in connection with this warehouse facility will be payable by the Borrower.

The reasonable expenses associated with each advance made under the Facility will be payable by the Borrower, including but not limited to, fees and expenses of Agent’s counsel for each advance, reasonable fees and expenses of Agent’s local counsel, and appraisal and inspection fees.

The Borrower shall be responsible for all expenses and fees incurred in connection with any portfolio securitization or refinancing, it being understood and agreed that such fees and expenses are to be paid from the proceeds of such securitization.

Funding Procedures:	Advances under the Facility will be made available subject to Agent’s receipt and approval of the following:

a)   an initial informational package (the “Funding Package”), the contents of which will include, among other things, a copy of each appraisal, a copy of the physical inspection report, a copy of the underlying lease, a copy of the purchase agreement, an overview of the seller financing terms (if any), jurisdiction information (when necessary), detailed financial, credit and operational information on the lessee and, if available, a six-month payment history on the targeted lease; each initial Funding Package shall be received by the Agent at least ten (10) Business Days prior to its related funding date;

b)   a finalized Funding Package, with final versions of the lease and the purchase agreement; each finalized Funding Package will be received by the Agent at least three (3) Business Days prior to its related funding; and

c)   a request for funds notice at least three (3) Business Days prior to an applicable funding date (a “Funding Request”).

Conditions Precedent to the Initial Funding:	Customary conditions precedent, including, but not limited to:
a) execution and delivery of documentation satisfactory to the Agent and its counsel including, but not limited to:
I. Warehouse Agreement, II. Notes (if required by Lenders), III. Administrative Agreement, IV. Security Agreement and supplement thereto, V. Depository Agreement, and

10	June 30, 2007

VI. Assignment of Lease.

b)    legal opinions of counsel for each of the Borrower and the applicable Aircraft Owning Subsidiary that execution and performance of the transaction documents to which each is a party will not violate any provision of law and will not conflict with or result in a breach of its respective constitutional documents; and

c)    legal opinions of local counsel in respect of questions of law where the relevant Aircraft is registered.

Reporting Requirements:

The Servicer will provide performance reports with respect to the Portfolio for the related Measuring Period by e-mail no later than the second Business Day before each Settlement Date. Such reports shall include, but not be limited to, outstanding lease delinquencies, lease terminations, lease roll-offs, re-leasing activities and service/maintenance reports by the Borrower. Each such report will be in a format as may be agreed upon by the Borrower and the Agent from time to time. In addition, the Borrower will provide a hard copy of all of the aforementioned reports at the Agent’s request. The Servicer will provide such information directly to the Agent and each lender.

Interest Coverage Ratio:

The Interest Coverage Ratio for any Measuring Period will be the ratio of (A) the aggregate amount of Base Rent collected (inclusive of any security deposits transferred to the collection account in connection with an applicable lease default and, solely with respect to the one month calculation of such ratio, Servicer Advances for such Measuring Period) during such Measuring Period to (B) the aggregate amount of interest accrued for each day of the same Measuring Period on the Class A and Class B Loans.

Events of Default:	An Event of Default under the Facility shall occur upon (subject in each case to certain cure periods):

a)   failure to make any payment or prepayment of principal or interest on the Loans when due or, without duplication, payment of Collateral Deficiency when due and such payment is not received within one (1) Business Day of the due date therefore; or

b)   failure to make any other payment under the loan documents when due and such payment is not received within twenty (20) Business Days after written notice of such non-payment has been given to the Borrower; or

c)   failure to maintain the insurance required under the Warehouse Agreement; or

d)   failure to consummate Collateral Sales (as defined below) within 6 months of notice to do so from the Agent; or

e)   failure of the Borrower or Aircraft Owning Subsidiary to perform any covenant contained in any loan document and such failure shall continue unremedied for a period of twenty (20) Business Days after written notice; or

f)    any material representation or warranty made by the Borrower, any Aircraft Owning Subsidiary or the Servicer shall prove to have been

11	June 30, 2007

          incorrect at the time made, and shall not have been cured within twenty (20) Business Days after written notice; or

g)       bankruptcy or insolvency of the Borrower or any Aircraft Owning Subsidiary, including any subsidiary of the foregoing; or

h)       a default under a derivatives agreement occurs as to which the Borrower is the “defaulting party” or a termination under a derivatives agreement occurs to which the Borrower is the “affected party” and the payment due as a result of such termination is in excess of $5,000,000; or

i)        the average Interest Coverage Ratio for the three full consecutive Measuring Periods ended before the date of determination is less than 1.25:1.00 (exclusive of all Servicer Advances during any of the relevant Measuring Periods); or

j)        the Interest Coverage Ratio for any Measuring Period is less than 1.10:1.00 (inclusive of any Servicer Advances in such Measuring Period); or

k)       Babcock & Brown Limited does not own legally and beneficially (directly or indirectly) at least 51% of BBAM for so long as BBAM is the Servicer, or Babcock & Brown Limited does not own legally or beneficially (either directly or indirectly) a minimum percentage of B & B Air (the “Minimum Ownership Percentage” as to be determined in the final documentation), or the Borrower shall not own legally and beneficially 100% of each Aircraft Subsidiary.

“Default” means any event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

Servicer Replacement Events:	A Servicer Replacement Event shall occur upon:

a)       an Event of Default under the Facility; or

b)       BBAM or any significant subsidiary shall fail to make any payment when due in respect of any recourse indebtedness for which the recourse portions exceed $25,000,000 (and (A) such non-payment continues for fifteen (15) days or (B) any creditor commences the exercise of remedies against BBAM or such significant subsidiary) or such indebtedness shall be accelerated; or

c)       the average Interest Coverage Ratio for the three (3) consecutive Measuring Periods ended before the date of determination, is less than 1.35:1.00 (exclusive of all Servicer Advances during any of the relevant Measuring Periods); or

d)       as of any applicable Settlement Date, failure to pay any Interim Repayment Amount then due; or

e)       failure to maintain on behalf of the Borrower insurance that the Servicer is required to maintain for the Borrower; or

f)        failure of the Servicer to perform any covenant contained in any loan document and such failure shall continue unremedied for a period of thirty (30) days after written notice (other than with respect to delivery of the monthly report, which cure period shall be 2 days); or

g)       bankruptcy or insolvency of the Servicer or any significant subsidiary of the Servicer, which, in the case of the significant subsidiary of the

12	June 30, 2007

          Servicer reasonably could be expected to have a material adverse affect on the Servicer’s ability to perform its obligations in respect of the Facility; or

h)       failure of BBAM to have Appropriate Management Expertise or to utilize such Appropriate Management Expertise for any reason. “Appropriate Management Expertise” means that BBAM has available to it the full time services of one or more individuals who have experience in the aviation industry and, in particular, in relation to the administrative management of commercial jet aircraft subject to lease; or

i)        any financial statement required to be submitted under the Administrative Agreement contains an impermissible qualification.

Upon a Servicer Replacement Event, the Agent shall have the right to replace the Servicer at the request of Lenders consisting of no less than 66 2/3% of the aggregate outstanding Class A and Class B Loans and unfunded allocations combined, and the Availability Period shall immediately end, and each Lender’s allocation to make advances to the Borrower shall terminate.

Business Day:	Any day of the week, other than a Saturday or a Sunday on which banks are open for business in London, New York and San Francisco.
Equity Suspension Events:

a)       an Event of Default under the Facility; or

b)       the average Interest Coverage Ratio for the three (3) consecutive Measuring Periods ended before the date of determination, is less than 1.35:1.00 (exclusive of all Servicer Advances during any of the relevant Measuring Periods); or

c)       the first Interim Repayment Date has occurred; or

Upon the occurrence of a Equity Suspension Event, the return on Fixed Equity Acquisition Contributions to B&B Air will accrue but payments of these amounts and repayment of Fixed Equity Acquisition Contributions will be suspended. Should any of these events be cured in future periods, payments of interest and principal will resume.

Minimum Holds

An assignee lender must either (1) acquire all of the outstanding Loans and/or Allocations of the assignor Lender or (2) acquire in the aggregate upon any such assignment by one or more Lenders, and the assignor shall retain Loans and/or Allocations with an aggregate principal balance of, at least $50,000,000 ($1,000,000 if an Event of Default, certain bankruptcy Defaults or a Servicer Replacement Event has occurred and is continuing) with respect to Class A Loans and/or Class A Allocations and $10,000,000 ($1,000,000 if an Event of Default, certain bankruptcy Defaults or a Servicer Replacement Event has occurred and is continuing) with respect to Class B Loans and/or Class B Allocations. Assignments of any Lender’s Class B Allocation will require the prior approval of Borrower. Class A Loans and/or unfunded Class A Allocations, and Class B Loans and/or Class B Allocations shall be separately assignable.

Governing Law:	New York

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SCHEDULE A

EQUITY MARGIN CALCULATION

“Equity Margin” means a rate per annum at any time determined in accordance with the following formula:

Equity Margin =	(I x P) - ((AI x AP) + (BI x BP)) - L
CP

where

“AI”	=	L + Class A Margin
“L”	=	1 Month LIBOR rate in effect for the applicable Interest Period
“AP”	=	the aggregate unpaid principal balance at any time of the amounts advanced by the Class A Lenders to the Borrower
“BI”	=	L + Class B Margin
“BP”	=	the aggregate unpaid principal balance at any time of the amounts advanced by the Class B Lenders to the Borrower
“CP”	=	the aggregate non-repaid balance at any time of the Fixed Equity Acquisition Contributions advanced by B&B Air to the Borrower
“I”	=	L + M
“M”	=	Facility Margin
“P”	=	AP + BP + CP

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